Exhibit 21.1
Subsidiaries of Ebix, Inc.:
Ebix Information Systems International, Inc., a Delaware corporation
Canadian Insurance Computer Systems, Inc.
Ebix Software India Private Limited
Ebix Australia Pty. Ltd.
Ebix Australia (VIC) Pty. Ltd.
Ebix Insurance Agency, Inc., an Illinois corporation
Ebix New Zealand
Ebix New Zealand Holdings
Ebix Singapore PTE LTD
Ebix Software India, Private Limited
EIH Holdings KB
EIH Holdings AB
Ebix-Mauritius Holding Ltd.
EbixLife Inc., a Utah corporation
Finetre Corporation, an Indiana corporation
Confirmnet Corporation, a California corporation
IDS Jenquest, Inc., a California corporation